April 30, 2018

World Funds Trust
8730 Stony Point Parkway, Suite 205
Richmond, VA 23235

Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm under the caption “Management-Related Services” in the Statement of Additional Information for the Mission-Auour Risk-Managed Global Equity Fund, a series portfolio of the World Funds Trust (the “Trust”), which is included in Post-Effective Amendment No. 294 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-148723), and Amendment No. 295 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22172), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

JOHN H. LIVELY • MANAGING PARTNER
11300 Tomahawk Creek Pkwy • Ste. 310 • Leawood, KS 66211 • p: 913.660.0778 • c: 913.523.6112
Practus, LLP • John.Lively@Practus.com • Practus.com